EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of JetBlue Airways Corporation for the registration of 46,693,227 shares of JetBlue Airways Corporation’s common stock and to the incorporation by reference therein of our reports dated February 12, 2015, with respect to the consolidated financial statements and schedule of JetBlue Airways Corporation, and the effectiveness of internal control over financial reporting of JetBlue Airways Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst  & Young LLP

New York, New York

February 18, 2015

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